Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of August 11, 2021 by and among Mechanical Technology, Incorporated, a Nevada corporation (“MTI”), SCI Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of MTI (“Merger Sub”), and Soluna Computing, Inc., a Delaware corporation (“SCI”).

Recitals

A.          Pursuant to the provisions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), MTI and SCI will enter into a business combination transaction under which Merger Sub will merge with and into SCI (the “Merger”), with SCI as the surviving corporation in the Merger.

B.          The Board of Directors of MTI has (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of MTI and fair to, and in the best interests of, MTI and its stockholders, (ii) unanimously adopted and approved this Agreement, the Merger, and the other transactions contemplated by this Agreement, and (iii) unanimously recommended that the stockholders of MTI approve this Agreement.

C.          The Board of Directors of Merger Sub has (i) determined that the Merger is fair to and in the best interests of Merger Sub and its stockholders, (ii) unanimously approved this Agreement, the Merger, and the other transactions contemplated by this Agreement, and declared this Agreement advisable, and (iii) unanimously recommended that the stockholders of Merger Sub adopt and approve this Agreement.

D.          The Board of Directors of SCI has (i) determined that the Merger is fair to, and in the best interests of, SCI and its stockholders, (ii) unanimously approved this Agreement, the Merger, and the other transactions contemplated by this Agreement, and declared this Agreement advisable, and (iii) unanimously recommended that the stockholders of SCI adopt and approve this Agreement and the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1         Certain Defined Terms. As used in this Agreement (including, but not limited to, the Recitals set forth above), the following terms have the respective meanings specified below:

“Active MW” means active electric power generating capacity and/or electric supply (i) at a Qualified Facility and (ii) that arises from Projects for which all infrastructure needed to permit the installation of data miners has been completed (e.g., racking and testing), all as determined pursuant to Section 2.8 below.  For the avoidance of doubt, Active MW does not include any requirement that data miners be installed or that such energy be drawn by data miners by that date.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banks in New York City, New York are required or authorized by law, executive order or governmental decree to be closed.

“Change of Control” means (i) the sale, exchange, transfer, or other disposition of all or substantially all of the assets of MTI (excluding the sale of MTI’s instruments business) or EcoChain, (ii) the failure of MTI to own (directly or indirectly) 100% of the outstanding equity securities of EcoChain and/or the Surviving Corporation, or (iii) a merger, consolidation, or other transaction in which the holders of MTI’s, EcoChain’s or the Surviving Corporation’s outstanding voting securities immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction (excluding any such transaction principally for bona fide equity financing purposes, so long as, in the case of MTI or EcoChain (but not the Surviving Corporation) such transactions, individually and in the aggregate, do not result in a change in membership of such entity’s board of directors so that the persons who were members of the board of directors immediately prior to the first such transaction constitute less than 50% of the board membership at any time after such transaction(s) are consummated). Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its sole purpose is to change the state of MTI’s or EcoChain’s incorporation or to create a holding company that will be owned in the same proportions by the persons who held MTI’s or EcoChain’s securities immediately prior to such transaction.

“Code” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement dated as of October 22, 2019 by and between MTI and HEL, as amended.

“Cost Requirement” means, with respect to any Active MW, that the Weighted Average Cost of Power for such Active MW is, at the time all requirements for such Active MW are met, less than or equal to $30/MWh, subject to adjustment on January 1, 2023 and on each January 1 thereafter based on the PPI Index as of the applicable adjustment date.

“EcoChain” means EcoChain, Inc., a Delaware corporation and a wholly owned subsidiary of MTI.

“Effective Time Holders” means the holders of SCI Common Stock as of immediately prior to the Effective Time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“HEL” means Harmattan Energy Ltd., a British Columbia corporation, formerly known as Soluna Technologies, Ltd.

“Letter of Transmittal” means a letter of transmittal in form and substance reasonably acceptable to MTI, EcoChain, and Soluna US Parent.

“Measurement Period” means the 18-month period immediately following the date on which a Qualified Facility first begins producing Active MW.

“Milestone Consultant” means (i) with respect to any determination regarding a Qualified Facility or Active MW, DNVGL, Black and Veatch, or another independent engineer mutually acceptable to MTI and Soluna US Parent, and (ii) with respect to any determination regarding the Weighted Average Cost of Power, CohnReznick, PriceWaterhouseCoopers, or another independent accountant mutually acceptable to MTI and Soluna US Parent.

“MTI Common Stock” means MTI’s common stock, par value $0.001 per share.

“Permitted Lien” means (i) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of SCI; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s or other like Liens for amounts that are not delinquent; and (iii) the original purchase price under conditional sales contracts and equipment leases with third parties.

“Portfolio Acquisition” means the acquisition by MTI (directly or indirectly) of one or more facilities (or rights therein) that have obtained all required permits, approvals, licenses, authorizations, and agreements necessary to deliver electricity to a data mining facility and for which construction of such data mining facility is ready to proceed, has commenced, or has been completed, whether through acquisition of assets, equity interests, or via joint venture or strategic arrangement, in each case for cash, securities, and/or other consideration.

“PPI Index” means the Producer Price Index for Electric Power Generation, not seasonally adjusted, or a successor index as calculated by the U.S. Department of Labor, determined on a rolling five year average basis as of the applicable measurement date.

“Pre-Closing Tax Period” means, with respect to SCI, any period (including the portion of any Straddle Period) ending on or prior to the Closing Date.

“Pre-Closing Taxes” means (a) all liability for Taxes of SCI for Pre-Closing Tax Periods; (b) all liability resulting by reason of the several liability of SCI pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign law or regulation, or by reason of SCI having been a member of any consolidated, combined or unitary group on or prior to the Closing Date; (c) all liability for Taxes arising in the Pre-Closing Tax Period attributable to any misrepresentation or breach of warranty made in Section 3.12; (d) all liability for Taxes arising in the Pre-Closing Tax Period attributable to any failure to comply with any of the covenants or agreements of SCI under this Agreement; (e) all liability for Taxes of any other person pursuant to any contractual agreement entered into on or before the Closing Date; and (f) all liability for Taxes attributable to Soluna US Parent or any affiliate or predecessor in interest thereto (whether or not relating to a Pre-Closing Tax Period or Straddle Period). In the case of the Straddle Period, the real, personal and intangible property Taxes (“Property Taxes”) imposed upon SCI allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and the Taxes (other than Property Taxes) imposed upon SCI allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the Pre-Closing Tax Period and the period after the Closing Date in proportion to the number of days in each such period.

“Project Dorothy” means a 50 MW data center project tied into a 150 MW wind farm located in Lubbock, Texas.

“Project Kati” means Two 60 MW data center projects each tied into two 150 MW wind farms (with the same ownership) located in Seymour, Texas.

“Project Marie” means a 14.2 MW operating facility with a 10 MW expansion option located in Calbert City, Kentucky.

“Project Rosa” means A 75 MW data center project tied into a 160 MW solar plant located in Odessa, Texas.

“Project Sophie” means 25 MW greenfield facility located in Murray, Kentucky.

“Qualified Facility” means an electric power generating facility that (i) has obtained all permits, approvals, licenses, authorizations, and agreements necessary to deliver electricity to the relevant transmission system, (ii) has completed commissioning in accordance with good utility practice, and (iii) has been energized, all as determined pursuant to Section 2.8 below.

“Qualified Project” means (i) Project Dorothy, Project Kati, Project Rosa, and the remaining current SCI pipeline listed on Schedule 1.1(a) hereto, and (ii) other projects which may be identified and developed from time to time by EcoChain and/or the Surviving Corporation, but specifically excluding Project Marie, Project Sophie, and any Portfolio Acquisition.

“Restructuring Agreement” means the Master Restructuring Agreement dated as of July 27, 2021 by and among HEL, SCI, and the other parties thereto.

“SCI Capital Stock” means the capital stock of SCI, including, but not limited to, the SCI Common Stock.

“SCI Common Stock” means SCI’s common stock, no par value per share.

“SCI Disclosure Schedule” means the disclosure schedule delivered by SCI to MTI and Merger Sub on the date hereof.

“SCI Options” means all issued and outstanding warrants, options, units, or other rights (including commitments to grant warrants, options, units, or other rights) to purchase or otherwise acquire SCI Capital Stock (whether or not vested).

“SCI’s Knowledge” means the actual knowledge of John Belizaire, Mohammed Larbi Loudiyi, Phillip Ng, and Dipul Patel.

“Soluna US Parent” means Soluna Holdings US, LLC, a Delaware limited liability company.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Straddle Period” means a Tax period that begins before and ends after the Closing Date.

“Tax” or, collectively, “Taxes” means (i) any and all national, provincial, municipal, local or foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes, without limitation, based upon or measured by gross receipts, net income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Tax Return” means any return, report, information return or other document (including any related or supporting information, any schedule or attachment thereto, and any amendment thereof) filed or required to be filed with any federal, foreign, state or local taxing authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.

“Taxing Authority” means any federal, state, local, or foreign governmental authority exercising any Taxing authority or Tax regulatory authority or indirect reporting authority to any governmental authority exercising any Taxing authority or Tax regulatory authority.

“Weighted Average Cost of Power” means, with respect to the Measurement Period, the quotient obtained by dividing (i) the sum of all costs to procure power, including demand charges, grid fees and adders, fuel costs, administrative costs, recurring connection costs and all other associated costs and charges (but specifically excluding taxes, carbon offsets, and amortization of interconnection or substation costs or any other one-time costs) for the Measurement Period, by (ii) the volume of energy to be delivered prospectively during the Measurement Period (denominated in megawatt hours), all as determined pursuant to Section 2.8 below.

1.2         Additional Defined Terms. Capitalized terms used in this Agreement (including, but not limited to, the Recitals set forth above) but not defined in Section 1.1 above have the respective meanings set forth herein.

ARTICLE II

THE MERGER

2.1         The Merger. At the Effective Time (as defined below) and subject to the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into SCI, the separate corporate existence of Merger Sub shall cease, and SCI shall continue as the surviving corporation in the Merger. SCI, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2         Effective Time; Closing. Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State in accordance with the DGCL (the time of such filing being the “Effective Time”) as soon as practicable after the Closing. Unless the context otherwise requires, the term “Agreement” as used herein refers collectively to this Agreement and Plan of Merger (as the same may be amended from time to time in accordance with the terms hereof) and the Certificate of Merger. The closing of the Merger (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures at 10:00 a.m. (Eastern Time) on the tenth Business Day following the satisfaction or waiver of the conditions set forth in Article VIII below (other than those that by their nature will be satisfied at the Closing), or at such other time, date, and location as the parties hereto agree in writing (the “Closing Date”).

2.3         Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the assets, properties, rights, privileges, powers, and franchises of SCI and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions, and duties of SCI and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

2.4         Certificate of Incorporation and Bylaws of Surviving Corporation.

(a)         Certificate of Incorporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or SCI, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read the same as the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and such certificate of incorporation; provided, however, that as of the Effective Time such certificate of incorporation shall provide that the name of the Surviving Corporation is as specified by MTI.

(b)         Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or SCI, the bylaws of the Surviving Corporation shall be amended and restated to read the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with DGCL, the certificate of incorporation of the Surviving Corporation, and such bylaws; provided, however, that all references in such bylaws to Merger Sub shall be amended to refer to the name specified by MTI.

2.5         Directors and Officers of Surviving Corporation.

(a)         Directors. The initial directors of the Surviving Corporation shall be the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.

(b)         Officers. The initial officers of the Surviving Corporation shall be the officers of SCI as of immediately prior to the Effective Time, until their respective successors are duly appointed.

2.6         Effect of Merger on the Capital Stock of the Constituent Corporations.

(a)         Effect on SCI Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, SCI, or any stockholder of SCI:

(i)          each share of SCI Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of SCI Common Stock to be canceled pursuant to Section 2.6(b) below, will be canceled and extinguished and automatically converted into the right to receive the applicable Merger Consideration (if, as, and when due and payable) upon surrender by the holder thereof of the certificate representing such share of SCI Common Stock in the manner provided in Section 2.9 below.

(ii)         all other shares of SCI Capital Stock (if any) and SCI Options (if any) shall be cancelled and extinguished without consideration.

(b)         Cancellation of Treasury and MTI-Owned Shares. Each share of SCI Capital Stock held by SCI or owned by Merger Sub, MTI, or any direct or indirect wholly-owned subsidiary of SCI or MTI immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c)         Capital Stock of Merger Sub. Each share of common stock, par value $0.0001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall evidence ownership of such shares of capital stock of the Surviving Corporation.

2.7         Merger Consideration.

(a)         The consideration payable to the Effective Time Holders in connection with the Merger (the “Merger Consideration”) shall be an aggregate of up to 2,970,000 shares of MTI Common Stock (collectively, the “Merger Shares”), subject to adjustment as provided in Section 2.7(b) below and payable as follows:

(i)           Subject to the provisions of Section 2.7(a)(ii) below, if, within five (5) years after the Effective Time, EcoChain or SCI directly or indirectly (other than pursuant to a Portfolio Acquisition) achieves one (1) or more Active MW from Qualified Projects in which the Cost Requirement is satisfied, then MTI will issue to the Effective Time Holders 19,800 Merger Shares for each such one (1) Active MW, up to a maximum of one hundred fifty (150) Active MW.

(ii)          Section 2.7(a)(i) above is subject to the following qualifications and limitations:

(A)       if, on or before June 30, 2022, EcoChain or SCI directly or indirectly achieves at least fifty (50) Active MW from Project Dorothy, Project Kati, and/or Project Rosa that satisfy the Cost Requirement, then the Merger Shares will be issued to the Effective Time Holders at an accelerated rate of 29,700 Shares for each of such first fifty (50) Active MW, such that the Merger Shares in respect of the remaining one hundred (100) Active MW (if any) shall be issued at a reduced rate of 14,850 Merger Shares per Active MW.

(B)       if, by June 30, 2023, EcoChain or SCI fail to achieve directly or indirectly (other than pursuant to a Portfolio Acquisition) at least fifty (50) Active MW from Qualified Projects that satisfy the Cost Requirement, then the maximum aggregate number of Merger Shares shall be reduced from 2,970,000 to 1,485,000.

(C)       no Merger Shares shall actually be issued to the Effective Time Holders without the prior written consent of Soluna US Parent.

(D)       issuance of the Merger Shares also will be subject to continued employment with or engagement by EcoChain or the Surviving Corporation of (y) John Belizaire, and (z) at least two of Dipul Patel, Mohammed Larbi Loudiyi (through ML&K Contractor, a Moroccan limited liability company), and Phillip Ng at the time that such Merger Shares are earned. If both (y) and (z) cease to be satisfied on or prior to the date that all Merger Shares are earned (such date, a “Trigger Date”), then “Qualified Projects” for purposes of determining Merger Shares shall only apply to those Qualified Projects in the pipeline as of the Trigger Date. For those purposes, if any such individual’s (or, in the case of Mohammed Larbi Loudiyi, ML&K Contractor’s) employment or service relationship with EcoChain is terminated without “Cause,” as a result of such individual’s death or “Disability,” or with “Good Reason” (as those terms are defined in the applicable employment or service agreement with EcoChain), then such individual shall be deemed to continue to be employed or engaged by EcoChain for purposes of this Section 2.7(a)(ii)(D).

(E)       if MTI or EcoChain consummates a Change of Control before the fifth anniversary of the Closing Date, then MTI shall be obligated to issue all of the unissued Merger Shares (subject to Section 2.7(a)(ii)(B) and Section 2.7(a)(ii)(C) above).

(F)       if on any of the dates set forth in Section 2.7(a)(i), Section 2.7(a)(ii)(A), and/or Section 2.7(a)(ii)(B) above, a facility has not become a Qualified Facility and therefore is not taken into consideration in the calculation of Active MW because any of the elements set forth in the definition of “Qualified Facility” have not been met for reasons beyond the reasonable control of SCI’s management team, but SCI’s management team is then actively engaged in the process of completing and is diligently pursuing the completion of the missing elements, then (1) the target date set forth in the relevant provision of this Section 2.7(a) shall be extended for an additional ninety (90) days, and (2) additional extensions of time may be granted by MTI’s board of directors in its commercially reasonable discretion, in each case for the purpose of enabling SCI’s management team to complete the steps needed to qualify the facility as a Qualified Facility.

(b)         The number of Merger Shares is subject to equitable adjustment in the event of any stock split, stock consolidation, stock dividend or other similar event affecting shares of MTI Common Stock. No interest shall accrue with respect to the Merger Consideration.

(c)         Schedule 2.7(c) attached hereto sets forth the maximum amount of Merger Consideration payable to each Effective Time Holder.

2.8          Verification; Dispute Resolution.

(a)         If, from time to time, SCI’s President determines in good faith that Merger Shares are issuable pursuant to Section 2.7(a) above (each a “Seller Payment Determination”), then SCI’s President shall deliver to MTI a certificate, signed by such President, specifying in detail the factors and calculations underlying such Seller Payment Determination, together with copies of all supporting materials and documentation.

(b)         If MTI objects to a Seller Payment Determination, then, within 45 days after MTI’s receipt of such Seller Payment Determination, MTI shall deliver written notice of such objection to Soluna US Parent, which notice shall specify in reasonable detail MTI’s objections to such Seller Payment Determination. Within fifteen (15) Business Days thereafter, representatives of MTI and Soluna US Parent shall meet at MTI’s offices and attempt in good faith to reasonably resolve any disputes as to such Seller Payment Determination. If MTI and Soluna US Parent are unable to resolve any such disputes during such meeting or within ten (10) Business Days thereafter, then the matter shall be referred to the applicable Milestone Consultant for a final determination as to the subject matter of such Seller Payment Determination. In making such determination, such Milestone Consultant shall consider such information as the Milestone Consultant deems relevant. As promptly as practicable, the Milestone Consultant will deliver to MTI and Soluna US Parent a written report setting forth the Milestone Consultant’s determination as to the subject matter of such Seller Payment Determination, which determination shall be final and binding upon MTI and Soluna US Parent. The fees and expenses of the Milestone Consultant shall be shared equally by MTI and Soluna US Parent.

2.9         Surrender and Payment Procedures.

(a)         Surrender of Certificates. At the Effective Time, without further action on the part of MTI, SCI, or the Effective Time Holders, each certificate representing shares of SCI Common Stock (each a “Certificate”) automatically shall be cancelled and converted into the right to receive the applicable Merger Consideration (if, as, and when due and payable). Each Effective Time Holder shall surrender such original Certificate to MTI for cancellation, together with a duly completed and validly executed Letter of Transmittal; provided, however, that each Certificate shall automatically be deemed cancelled and terminated in its entirety whether or not such Effective Time Holder’s original Certificate has been surrendered to MTI for cancellation; provided further, however, that no Effective Time Holder shall be entitled to receive its respective Merger Consideration (if, as, and when due and payable) until the original Certificate held by such Effective Time Holder is surrendered to MTI for cancellation. From and after the Effective Time, the holders of SCI Capital Stock shall cease to have any rights as SCI stockholders, except for the right to surrender Certificates as provided herein in exchange for the applicable Merger Consideration (if, as, and when payable). As of the Closing, SCI’s stock transfer books shall be closed, and after the Closing there shall be no transfers on such stock transfer books.

(b)         Required Withholding. MTI shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld and paid over to the appropriate governmental authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(c)         Adjustments. If during the period from the date of this Agreement through the Effective Time, any change in the outstanding shares of SCI Capital Stock or securities convertible or exchangeable into or exercisable for shares of SCI Capital Stock, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of SCI Capital Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the consideration payable in respect of such shares in accordance with Section 2.6(a) shall be appropriately adjusted to reflect such change.

(d)         No Further Ownership Rights in Shares. Payment of the applicable Merger Consideration (if, as, and when due and payable) shall constitute full satisfaction of all rights pertaining to the shares of SCI Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of the shares of SCI Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing SCI Capital Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the applicable Merger Consideration (if, as, and when due and payable) as provided in this Article II.

2.10       Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SCI and Merger Sub, the officers and directors of MTI, Merger Sub, and SCI will take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SCI

SCI hereby represents and warrants to MTI and Merger Sub that, except as disclosed in the SCI Disclose Schedule, as of the date hereof:

3.1         Organization; Good Standing. SCI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. SCI is duly qualified to transact business as a foreign corporation in all other jurisdictions in which the nature of SCI’s business or the character of the properties owned or leased by SCI requires such licensing or qualification. SCI is not in violation of any provision of its certificate of incorporation or bylaws (each as amended to date). SCI has never conducted business under any other name. All of the transactions contemplated by the Restructuring Agreement have been consummated.

3.2         Power; Authority. SCI has the full power and authority to (a) own and/or hold under lease its assets and properties, (b) carry on its business as currently conducted, and (c) execute and deliver this Agreement and the other agreements, documents, instruments, and certificates contemplated hereby (together with this Agreement, collectively, the “Acquisition Documents”), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

3.3         Due Authorization. Each of (a) the execution and delivery by SCI of this Agreement and the other Acquisition Documents, (b) the performance by SCI of its obligations hereunder and thereunder, and (c) the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all necessary action by SCI, its directors and stockholders. This Agreement and the Merger have been unanimously approved by SCI’s board of directors. SCI’s board of directors has unanimously recommended to SCI’s stockholders the adoption and approval of this Agreement and the Merger. SCI’s stockholders have unanimously adopted and approved this Agreement and the Merger.

3.4         Non-Contravention. The execution and delivery by SCI of this Agreement and the other Acquisition Documents, and the performance by SCI of its obligations hereunder and thereunder do not and will not (i) conflict with, (ii) result in any violation of or default (with or without notice or lapse of time or both) under, (iii) give rise to a right of termination, cancellation, or acceleration under, (iv) result in the creation or imposition of any liabilities, pledges, liens, obligations, claims, charges, tenancies, security interests, exceptions or encumbrances whatsoever (collectively, the “Liens”) under, or (v) result in the loss of a material benefit under or with respect to (A) SCI’s certificate of incorporation or bylaws (each as amended to date), (B) any provision of applicable law, (C) any judgment, order, decree, ruling, charge, or other restriction of any court or other agency of government, (D) any agreement, contract, indenture, loan agreement, note, lease or other agreement or instrument to which SCI is a party or by which SCI is bound, or to which any of SCI’s assets or properties is subject, or (E) any permit, approval, or license of SCI.

3.5         Binding Obligations. This Agreement and the other Acquisition Documents have been duly executed and delivered by SCI, and constitute legal, valid and binding obligations of SCI, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.6         No Consents. SCI is not required to give any notice to, make any filing with, or obtain any authorization, consent, permit, certificate, or approval of, any governmental authority (other than the filing of the Certificate of Merger with the Delaware Secretary of State as provided in Section 2.2 above) or third party in order to consummate the transactions contemplated by this Agreement and the other Acquisition Documents.

3.7         No Subsidiaries. SCI does not own or control any equity security or other interest of any other corporation, partnership, limited liability company, or other business entity. SCI is not a participant in any joint venture or similar arrangement.

3.8         Capitalization. The authorized SCI Capital Stock consists of (i) 18,000 shares of SCI Common Stock, of which 10,338.756 shares have been issued, contingent grants for 4,829.99 shares have been made, and options for 327.690 shares have been granted, (ii) 2,300 shares of Series Seed Preferred Stock, of which 1,794.998 shares have been issued, and warrants for 406.780 shares have been granted, and (iii) 450 shares of Series A Preferred Stock, of which 446.385 shares have been issued. SCI’s fully diluted capitalization is as set forth on Schedule 3.8 attached hereto. Schedule 2.7(c) lists each Effective Time Holder and the maximum amount of Merger Consideration payable to such Effective Time Holder. Except as set forth in clauses (i) and (ii) above, there are no SCI Options outstanding. The allocation of the Merger Consideration on Schedule 2.7(c) is in accordance with SCI’s certificate of incorporation, the Certificates, and applicable law. All of the issued and outstanding SCI Capital Stock is duly authorized, validly issued, fully paid and nonassessable, free and clear of any liens or other encumbrances, and were issued in compliance with applicable law. There are no declared or accrued but unpaid distributions with respect to any SCI Capital Stock. There are no (a) outstanding securities convertible into or exchangeable for SCI Capital Stock or other equity interests in SCI; (b) options, warrants, calls, subscriptions, conversion rights, exchange rights, purchase rights or other rights, agreements or commitments obligating SCI to issue, sell, or transfer any SCI Capital Stock or other equity interests in SCI; or (c) voting agreements, voting trusts, proxies, or other agreements or understandings to which SCI or any stockholder thereof is a party or by which SCI or any stockholder thereof is bound with respect to the voting, registration, transfer, or other disposition of the SCI Capital Stock or other equity interests in SCI. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to SCI. SCI is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any SCI Capital Stock or other equity interests in SCI. There are no bonds, debentures, notes or other indebtedness of SCI having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of SCI may vote.

3.9          Financial Condition; No Material Adverse Change. SCI’s books of account and other business records are true, complete and correct and have been maintained in accordance with reasonable business practice. SCI does not have any liabilities, whether absolute, contingent, fixed, matured, unmatured, liquidated, unliquidated, choate, inchoate, secured, unsecured or otherwise and whether due or to become due. Since May 18, 2021, there has been no event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, condition (financial or otherwise), or operations of SCI.

3.10       Litigation; Legal Compliance. There is no (i) action, suit, claim, proceeding or investigation pending or, to SCI’s Knowledge, threatened against SCI, at law or in equity, by or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding relating to SCI pending under collective bargaining agreements or otherwise, or (iii) governmental inquiry pending or, to SCI’s Knowledge, threatened against SCI, and SCI is not aware of any reasonable basis for any of the foregoing. There is no action, suit, claim, or proceeding by SCI pending or threatened against others. SCI is not a party or subject to the provisions of any order, writ, injunction, judgment, or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. SCI has complied in all material respects with all laws, rules, regulations, and judicial orders or decrees that are applicable to SCI and/or its business. SCI has received no notice from any governmental body or other person of any violation of any law, ordinance, code, rule or regulation. No material defaults exist (or, with the giving of notice, the passage of time, or both, would exist) in SCI’s performance or observance of any obligation, agreement, covenant, or condition contained in any contract, indenture, loan agreement, promissory note, lease or other agreement or instrument. Schedule 3.10 attached hereto contains a list of all of SCI’s creditors as of the date hereof.

3.11       Permits. SCI has all licenses, permits, authorizations, registrations, certificates, and other approvals (collectively, the “Permits”) necessary for the conduct and operation of its business as currently conducted. All of the Permits are listed on Schedule 3.11 and SCI has provided MTI with true, correct and complete copies thereof. All of the Permits are unexpired and in full force and effect, SCI is in compliance in all material respects with the provisions thereof, and there are no outstanding material violations, notices of material noncompliance, or judicial or administrative actions, proceedings, or investigations relating to any such Permits. No loss, suspension, impairment, non-renewal, or revocation of any such Permit is pending or, to SCI’s Knowledge, threatened, and no basis for any of the foregoing exists. No Permit is subject to any material restriction or limitation.

3.12       Taxes. SCI has timely filed all tax returns and reports (federal, state and local) required to be filed by it, and all such tax returns and reports are accurate and complete in all material respects. All taxes owed by SCI (whether or not shown on any tax return) have been timely paid. SCI has not been advised (i) that any of its returns, federal, state or other, have been or are being audited, or (ii) of any deficiency in assessment or proposed adjustment to its federal, state or other taxes. SCI has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper taxing authority or authorized depositories. To SCI’s Knowledge, there is no tax to be imposed upon SCI’s properties or assets as of the date of this Agreement that is not adequately provided for. No claim has been made by any governmental authority in a jurisdiction where SCI does not file tax returns that SCI is or may be subject to taxation by that jurisdiction. SCI is not a party to any tax allocation or sharing arrangement. SCI is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or any similar provision of state, local or foreign law) or any group that has filed a combined, consolidated or unitary tax return. SCI is not currently the beneficiary of any extension of time within which to file any tax return. SCI has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency. There are no liens on any of the assets of SCI that arose in connection with any failure (or alleged failure) to pay any tax. Schedule 3.12 lists all the states and localities with respect to which SCI is required to file any corporate, income or franchise tax returns. The taxable year of SCI for any applicable federal, state and foreign income tax purposes is the fiscal year ended December 31st, and SCI uses the accrual method of accounting in keeping its books and in computing its taxable income. SCI is and always has been a subchapter C corporation.

3.13       ERISA. Schedule 3.13 attached hereto lists each “employee benefit plan” (within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that SCI maintains or to which SCI is required to contribute (each an “Employee Benefit Plan”). Each Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and is in material compliance in form and in operation with the applicable requirements of ERISA and the Code. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made to each such Employee Benefit Plan which is an “employee pension benefit plan” within the meaning of ERISA. All premiums or other payments which are due have been paid with respect to each such Employee Benefit Plan which is an “employee welfare benefit plan” within the meaning of ERISA. Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that such Employee Benefit Plan meets the requirements of Section 401(a). With respect to each Employee Benefit Plan that SCI maintains or has maintained during the prior six years or to which SCI contributes, or has been required to contribute at any time during the prior six years, no action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of such Employee Benefit Plan (other than routine claims for benefits) is pending or, to SCI’s Knowledge, threatened. Each Employee Benefit Plan complies and has been in administered in all material respects with Section 409A of the Code.

3.14       Assets; Leased Personal Property. SCI has good and marketable title to its properties and assets, free and clear of all Liens other than Permitted Liens. SCI owns, or holds a lease in SCI’s name for, all of the assets necessary for the conduct of SCI’s business as currently conducted. All machinery, equipment, and other assets used in SCI’s business have been maintained in accordance with generally accepted industry practice and are in good operating condition and repair (subject to ordinary wear and tear). All of SCI’s leased personal property is in the condition required under terms of the applicable lease during the lease term and upon expiration thereof. Each of SCI’s personal property leases includes all software and other third-party rights that are necessary to operate and use the applicable leased property for its intended purpose. None of SCI’s assets are registered with the United States Patent and Trademark Office.

3.15       Intellectual Property. SCI owns or possesses sufficient legal rights to use all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, software, technology, and other proprietary rights (“Intellectual Property”) necessary for its business as currently conducted. Without limiting the generality of the foregoing, SCI owns all Intellectual Property necessary to acquire, hold, own, develop, implement, operate, and manage each of Project Dorothy, Project Kati, Project Marie, Project Rosa, and Project Sophie. SCI has not received any communications alleging, and SCI has no knowledge, that SCI has violated or, by conducting its business as currently conducted, would violate any of the Intellectual Property of any other person or entity, nor is SCI aware of any reasonable basis therefor. To SCI’s Knowledge, no person is infringing upon or otherwise violating any of SCI’s Intellectual Property. SCI has not granted any license or other use rights with respect to any of its Intellectual Property, other than those rights granted to SCI’s customers in the ordinary course of business. SCI has paid all registration, maintenance and renewal fees with respect to SCI’s Intellectual Property. There are no royalties, honoraria, fees or other amounts payable by SCI with respect to any of its Intellectual Property. None of SCI’s Intellectual Property was developed using any government funding or university or college facilities. All of SCI’s Intellectual Property was developed by employees of SCI during the scope of their employment and/or developed on behalf of SCI by a third party, and in each case all ownership rights therein have been properly, irrevocably and fully assigned to SCI pursuant to a valid written agreement that is in full force and effect. SCI has not incorporated any “open source” software (as that term is generally understood in the computer software industry) in any of SCI’s products or services. Any portion of SCI’s Intellectual Property which constitutes trade secrets are currently valid and protectable and are not part of the public knowledge or literature, such trade secrets have not been used, divulged or appropriated for the benefit of any past or present employees or other persons or otherwise to the detriment of SCI, SCI has taken all reasonable security measures to protect the secrecy, confidentiality, and value of such trade secrets, and SCI has used reasonable measures to prevent employees and others who have knowledge of or access to information relating to SCI from divulging or misusing any such trade secrets. None of SCI’s employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency that would interfere with their duties to SCI or that would conflict with SCI’s business as currently conducted. Each current and former officer, employee, and consultant of SCI has executed a proprietary information and inventions agreement in customary form. No current or former officer, employee, or consultant of SCI has excluded works or inventions made prior to his or her employment or service arrangement with SCI from his or her assignment of inventions pursuant to such officer’s, employee’s, or consultant’s proprietary information and inventions agreement. SCI’s software products function substantially in accordance with their respective specifications, are free of material defects, and do not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials.

3.16       Data Privacy. SCI is and has been, to SCI’s Knowledge, in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations. SCI does not sell, rent or otherwise make available to third parties any personal information submitted by individuals.

3.17       Material Contracts. Except as set forth in Schedule 3.17 attached hereto, SCI is not a party to or bound by any written or oral: (i) agreement or arrangement involving future obligations (contingent or otherwise) of, or payments to, SCI in excess of $5,000, (ii) contract for the sale of goods or the rendering of services continuing for a period of more than thirty (30) days from the date of this Agreement, (iii) contract for the purchase of supplies, materials, or services for delivery over a period of more than thirty (30) days from the date of this Agreement, (iv) contract or agreement of any kind continuing for a period of more than one (1) year from the date of this Agreement, (v) agreement or arrangement purporting to restrict the business activity of SCI or limit the freedom of SCI to engage in any line of business or to compete with any individual or entity, (vi) employment or service agreement, (vii) agreement or arrangement under which SCI has borrowed or loaned any money and/or granted any lien or security interest in SCI’s assets, (viii) agreement or arrangement under which SCI has guaranteed the obligations of any third party or any third party has guaranteed the obligations of SCI, (ix) lease or other agreement under which SCI is lessee of or holds or operates any property, real or personal, owned by any other party, (x) lease or other agreement under which SCI is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by SCI, (xi) agreement or arrangement involving the transfer or license of any patent, trademark, copyright, trade secret, software, or other intellectual property to or from SCI, (xii) agreement or arrangement that grants “most favored nation” or similar status to any individual or entity; or (xiii) agreement or arrangement requiring indemnification by SCI (each, as amended or supplemented to date, a “Material Contract”). Each Material Contract was entered into on an arms-length basis, is valid, binding and enforceable against SCI and, to SCI’s Knowledge, the other parties thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and is in full force and effect. SCI has performed all material obligations required to be performed by it to date under each Material Contract, and neither SCI nor, to SCI’s Knowledge, any other party thereto is in material default under any Material Contract. No event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance by SCI or, to SCI’s Knowledge, any other party under any Material Contract. SCI has received no notice of any threatened cancellation of any of the Material Contracts, and there are no outstanding disputes thereunder. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of SCI’s rights under the Material Contracts to the same extent SCI would have been able to had the Merger not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which SCI would otherwise be required to pay. No product or service sold or delivered by SCI is subject to any warranty or guarantee (whether express or implied) given by SCI.

3.18       Employees. Schedule 3.18 attached hereto contains a true and complete list of all of SCI’s current directors, officers, employees, independent contractors, and consultants, along with the date of hire or engagement, current position and duties, and current salary and bonus and/or compensation fee for each such individual or entity. SCI is not delinquent in payments to any of its employees, independent contractors, or consultants for any wages, salaries, commissions, bonuses or other compensation for any services performed by them or material amounts required to be reimbursed to such employees, independent contractors, or consultants. To SCI’s Knowledge, no employee, independent contractor, or consultant is in violation of any employment contract, independent contractor agreement for services, confidentiality agreement or any other agreement to which SCI is a party or which otherwise relates to or affects SCI’s business. As of the date hereof, no employee, independent contractor, or consultant of SCI whose annual compensation exceeds $10,000, or group of such employees, independent contractors, or consultants, has informed SCI of their intention to terminate their employment or service relationship with SCI. There are no actions pending, or to SCI’s Knowledge, threatened, by any former or current employee concerning such person’s employment by SCI. There are no collective bargaining or other labor-related agreements that pertain to any of SCI’s employees, and no employees of SCI are represented by any labor organization with respect to their employment with SCI. No labor union, labor organization, works council, or group of employees or former employees of SCI has made a formal demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to SCI’s Knowledge, threatened. SCI is not involved in or, to SCI’s Knowledge, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters (including, but not limited to, charges of unfair labor practices or discrimination complaints).

3.19       Real Property. Schedule 3.19 attached hereto lists all real property used, leased or subleased to SCI (the “Real Property”) and all leases and subleases for the Real Property (as amended to date) (each a “Real Property Lease”). SCI is the owner and holder of all interests and leasehold estates purported to be granted by each Real Property Lease, each Real Property Lease is valid, subsisting, in full force and effect, binding upon and enforceable against SCI and the other parties thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); and the interests and/or leasehold estate created by each Real Property Lease is free and clear of all Liens, except for Permitted Liens. No proceeding is pending or, to SCI’s Knowledge, threatened for the taking or condemnation of all or any portion of the property demised under any Real Property Lease. There are no subleases or rights of occupancy with respect to the Leased Real Property. SCI has furnished to MTI prior to the execution and delivery of this Agreement true and complete copies of all Real Property Leases.

3.20       Insurance. Schedule 3.20 attached hereto contains a true, correct, and complete list and description of all policies or binders of fire, liability, product liability, workers' compensation, health and other forms of insurance policies or binders currently in force insuring against risks of SCI. All such insurance policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination by any issuing insurance company has been made or, to SCI’s Knowledge, threatened. SCI has no claims outstanding under any such insurance policy and, to SCI’s Knowledge, no circumstances are threatened which could give rise to any claims. SCI is not in default with respect to its obligations under any insurance policy maintained by it, and SCI has not been denied insurance coverage. SCI has not received any notice of cancellation or material premium increase with respect to any insurance policy. Such insurance policies are sufficient to comply with all legal requirements and contractual obligations of SCI. In addition, Schedule 3.20 sets forth a true, correct, and complete list of each claim for an insured loss in excess of $5,000 (per occurrence) filed by SCI during the three (3) year period immediately preceding the Closing.

3.21       Interested Party Transactions. No current or former director, officer, stockholder, or affiliate of SCI (i) has any direct interest of any nature in any asset, right, or property, tangible or intangible, used in the conduct of SCI’s business, (ii) is a party to or has any direct financial interest in, any contract or agreement to which SCI is a party, or (iii) is competing, directly or indirectly, with SCI or its business.

3.22       Certain Business Practices. SCI has not paid any commission or made any payment whether to secure business or otherwise to any person which in the hands of such person would in accordance with applicable law be regarded as illegal or improper. No director, officer, member, employee, agent or other person acting on behalf of SCI has been a party to the use of any assets of SCI for unlawful contributions, gifts, entertainment or other unlawful expenses relating to any activity, including any political activity, or to the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets, or to the making of any false or fictitious entries in the books or records of SCI, or to the making of any unlawful payment.

3.23       Books and Records. SCI has delivered or made available to MTI complete and correct copies of (a) SCI’s certificate of incorporation and bylaws, each as currently in effect, (b) SCI’s minute books containing records of all proceedings, consents, actions and meetings of SCI’s board of directors (and committees thereof) and stockholders, (c) SCI’s stock ledger, and (d) all permits, orders and consents issued by any regulatory agency with respect to SCI.

3.24       Bank Accounts. Schedule 3.24 lists (i) the name and address of each bank and other financial institution in which SCI maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto, (ii) the names of all persons authorized to borrow money or incur or guarantee indebtedness on behalf of SCI, and (iii) all names under which SCI has conducted any business during the last five (5) years.

3.26       Nature of Merger Shares. SCI understands and acknowledges that any Merger Shares issued will be “restricted securities” as defined in Rule 144 promulgated under the Securities Act and may not be sold, assigned, pledged, exchanged, hypothecated, or otherwise transferred unless registered under the Securities Act and/or applicable state securities laws, or unless an exemption from registration under the Securities Act and the applicable state securities laws is available. SCI understands that a notation or legend to that effect, as set forth in Section 6.1, will be placed on the Merger Shares or any certificates representing the Merger Shares. The Company has not made any representations to SCI or to its officers, directors, stockholders, or employees that the Company will register for resale the Merger Shares under the Securities Act or any state securities laws other than pursuant to the registration rights agreement referred to in Section 8.1(d).

3.27       Stop Transfer Notations. MTI may, from time to time, make stop transfer notations in MTI’s records to ensure compliance with the Securities Act and applicable state securities laws.

3.28       Insider Trading Policy. All subsequent sales or other transfers of the Merger Shares will be subject to MTI’s Insider Trading Policy as in effect from time to time.

3.29       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SCI.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MTI AND MERGER SUB

MTI and Merger Sub hereby represent and warrant to SCI that, as of the date hereof:

4.1         Organization; Good Standing. MTI is a corporation duly formed, validly existing, and in good standing under the laws of the State of Nevada. Merger Sub is a corporation duly formed, validly existing, and in good standing under the laws of the State of Delaware.

4.2         Power; Authority. Each of MTI and Merger Sub has the full power and authority to (a) own or hold under lease its assets and properties, (b) carry on its business as currently conducted, and (c) execute and deliver this Agreement and the other Acquisition Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

4.3         Due Authorization. Each of (a) the execution and delivery by MTI and Merger Sub of this Agreement and the other Acquisition Documents, (b) the performance by MTI and Merger Sub of its obligations hereunder and thereunder, and (c) the consummation of the transactions contemplated hereby and thereby has been duly authorized and approved by all necessary corporate action by MTI and Merger Sub.

4.4         Non-Contravention. The execution and delivery by each of MTI and Merger Sub of this Agreement and the other Acquisition Documents, the performance by each of MTI and Merger Sub of its obligations hereunder and thereunder, and the consummation by MTI and Merger Sub of the transactions contemplated hereby and thereby do not and will not (i) conflict with, (ii) result in any violation of or default (with or without notice or lapse of time or both) under, (iii) give rise to a right of termination, cancellation, or acceleration under, (iv) result in the creation or imposition of any Lien under, or (v) result in the loss of a material benefit under or with respect to (A) any provision of MTI’s or Merger Sub’s certificate of incorporation or bylaws (each as amended to date), (B) any provision of applicable law, (C) any judgment, order, decree, ruling, charge, or other restriction of any court or other agency of government, or (D) any contract or agreement to which MTI or Merger Sub is a party or by which MTI or Merger Sub is bound, or to which any of MTI’s or Merger Sub’s assets or properties is subject.

4.5         Binding Obligations. This Agreement and the other Acquisition Documents to which each of MTI and Merger Sub is a party have been duly executed and delivered by MTI and Merger Sub, and constitute legal, valid and binding obligations of MTI and Merger Sub, enforceable against MTI and Merger Sub in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.6         No Consents. Neither MTI nor Merger Sub is required to give any notice to, make any filing with, or obtain any authorization, consent, permit, certificate, or approval of any governmental authority (other than the filing of the Certificate of Merger with the Delaware Secretary of State as provided in Section 2.2 above) or third party in order to consummate the transactions contemplated by this Agreement and the other Acquisition Documents.

4.7         SEC Filings. MTI has filed all forms, reports, and documents required to be filed by MTI with the SEC, and has made available to SCI such forms, reports, and documents in the form filed with the SEC (if and to the extent such forms, reports and documents are not available on EDGAR). None of MTI’s subsidiaries is required to file any forms, reports, or other documents with the SEC. None of MTI’s filings made with the SEC, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.8         Valid Issuance. The shares of MTI Common Stock comprising the Merger Consideration, if, as, and when issued pursuant to this Agreement and the applicable Letter of Transmittal, will be duly authorized, validly issued, fully paid and non-assessable shares of MTI Common Stock.

4.9         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MTI or Merger Sub.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1         Conduct of Business by SCI.

(a)         Commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, SCI shall, except to the extent that MTI shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes in the ordinary course of business, consistent with past practice, subject to good faith disputes over such debts or Taxes, pay or perform other material obligations in the ordinary course of business consistent with past practice, and use its commercially reasonable efforts, consistent with past practice to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, (iii) collect its accounts receivable and any other amounts payable to it when due and otherwise enforce any obligations owed to it by others substantially in accordance with their terms, and (iv) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, SCI will promptly notify MTI of any material event involving its business or operations.

(b)         Without limiting the generality of Section 5.1(a) above, commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, SCI shall not, except as specifically permitted by this Agreement or approved in advance by MTI in writing, take any of the following actions:

(i)          waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or repurchase of restricted stock, or reprice options granted to any employee, consultant, director or authorize cash payments in exchange for any options or take any such action with regard to any warrant or other right to acquire SCI Capital Stock;

(ii)         grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to MTI, or adopt any new severance plan;

(iii)        transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to any of SCI’s intellectual property, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

(iv)        declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(v)         purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of SCI, except repurchases of shares at cost in connection with the termination of the employment relationship with any employee pursuant to option agreements, restricted stock agreements or purchase agreements in effect on the date hereof;

(vi)        issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities;

(vii)       cause, permit or propose any amendments to SCI’s certificate of incorporation or bylaws;

(vii)       acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of SCI or enter into any material joint ventures, strategic relationships or alliances or make any material loan or advance to, or investment in, any person, except for loans or capital contributions to a subsidiary or advances of routine business or travel expenses to employees, officers or directors in the ordinary course of business, consistent with past practice;

(viii)      sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of SCI except in the ordinary course of business consistent with past practice;

(ix)        incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SCI, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(x)         adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

(xi)         make any capital expenditures outside of the ordinary course of business in excess of $10,000 in the aggregate;

(xii)        modify, amend or terminate any material contract or agreement to which SCI is a party or waive, release or assign any material rights or claims thereunder other than any such modifications, amendments or terminations in the ordinary course of business;

(xiii)       enter into any agreement or arrangement of a type or character required to be disclosed by Section 3.17 above, other than such agreements or arrangements entered into in the ordinary course of business consistent with past practices, including pricing and contract terms;

(xiv)       materially revalue any of its assets or, except as required by U.S. generally accepted accounting principles, make any change in accounting methods, principles or practices;

(xv)         discharge, settle or satisfy any disputed claim, litigation, arbitration, disputed liability or other controversy (absolute, accrued, asserted or unasserted, contingent or otherwise), including any liability for Taxes, other than the discharge or satisfaction in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which SCI or any of its subsidiaries is a party;

(xvi)       engage in any action with the intent to directly or indirectly adversely affect any of the transactions contemplated by this Agreement, including with respect to any “poison pill” or similar plan, agreement or arrangement, or any anti-takeover, control share acquisition, fair price, moratorium or other similar statute; or

(xvii)      agree (in writing or otherwise) to take any of the actions described in Section 5.1(b)(i)-(xvi) above.

(c)         Between the date of this Agreement and the Closing Date, SCI shall consummate (or cause to be consummated) a restructuring of the equity interests of SCI which results in Soluna US Parent being the sole record and beneficial owner of 100% of SCI’s outstanding equity interests.

5.2         Covenant of MTI. Commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, MTI agrees (except as expressly contemplated by this Agreement or with SCI’s prior written consent) that MTI will promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals, and make all filings, required for MTI and Merger Sub to consummate the Merger.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1         Restrictive Legend; Sale Limitation.

(a)          The certificates representing any shares of MTI Common Stock issued pursuant to this Agreement shall bear, in addition to any other legends required under applicable state securities or “blue sky” laws, a legend in substantially the following form:

“These securities have not been registered under the Securities Act of 1933, as amended (the ‘Securities Act’), or under any applicable state securities or ‘blue sky’ laws. These securities may not be sold, offered, pledged, hypothecated or otherwise transferred except (i) pursuant to registration under the Securities Act and applicable state curiosities laws or pursuant to an available exemption from registration, or (ii) with written permission of the issuer of these securities. The issuer of these securities may require an opinion of counsel reasonably satisfactory to the issuer, in form and substance reasonably satisfactory to the issuer, to the effect that any sale or transfer of these securities will be in compliance with the Securities Act and any applicable state securities or ‘blue sky’ laws.”

(b)         In order to prevent any transfer of such shares of MTI Common Stock from taking place in violation of applicable law or the terms of this Agreement, MTI may cause a stop transfer order to be placed with its transfer agent with respect to any such shares of MTI Common Stock. MTI will not be required to transfer on its books any shares of MTI Common Stock that have been sold or transferred in violation of any provision of applicable law or the terms of this Agreement.

6.2         Tax Matters.

(a)         Preparation and Filing of Tax Returns; Payment of Taxes. MTI shall prepare and timely file or cause to be prepared and timely filed (taking into account all applicable extensions) all Tax Returns of SCI and its subsidiaries for any Pre-Closing Tax Period and that portion of any Straddle Period ending on the Closing Date that are filed after the Closing Date. All such Tax Returns shall be prepared and filed in a manner consistent with the past practices of SCI, except as otherwise required by applicable law. MTI shall provide SCI with a draft of each such Tax Return that reports a material amount of Taxes at least ten (10) days prior to the due date for filing thereof for SCI’s review and MTI shall incorporate any such reasonable comments received within fifteen (15) days of delivery of such Tax Return to SCI. SCI shall pay to MTI the amount of Taxes shown as due on such Tax Return (but in the case of a Tax Return for a Straddle Period, only to the extent such Tax relates to the Pre-Closing Tax Period, as determined in accordance with Section 6.2(e)) (together with all reasonable costs and expenses incurred by MTI in preparing and filing such Tax Return) no later than five (5) days prior to the filing of such Tax Return.

(b)         Cooperation on Tax Matters. MTI and SCI shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any action, suit, demand or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action, suit, demand or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. MTI and SCI agree to retain all books and records with respect to Tax matters pertinent to SCI and its subsidiaries relating to any Taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by MTI, any extensions thereof), and to abide by all record retention agreements entered into with any governmental authority. Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall SCI be entitled to review or otherwise have access to any Tax Return, or information related thereto, of MTI or its affiliates.

(c)         Transfer Taxes. All transfer and other substantially similar Taxes and fees incurred solely in connection with receipt of the Merger Consideration (collectively, “Transfer Taxes”) shall be borne by the Effective Time Holders. All Tax Returns with respect to all such Transfer Taxes shall be prepared and filed by the person(s) required by applicable law to file such Tax Returns.

(d)         Termination of Tax Agreements. SCI shall deliver to MTI evidence of the termination of any Tax sharing agreements or arrangements that provide for the allocation, apportionment, sharing or assignment of Tax liability between SCI and any of its affiliates.

(e)         Apportionment of Taxes. In the case of any Taxes based on or measured by income, gross or net sales payments or receipts, or payroll that are payable with respect to a Straddle Period, the portion of such Taxes attributable to a Pre-Closing Tax Period will be determined on the basis of a deemed closing of the books and records of SCI as of the close of business on the Closing Date (and for such purpose, the taxable period of the pass-through entities and any non-U.S. entities in which SCI holds a beneficial interest shall be deemed to terminate at such time). In the case of any other Taxes that are payable with respect to a Straddle Period, the portion of such Taxes attributable to the portion of such Straddle Period ending on the Closing Date will be equal to the product of all such Taxes multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date, and the denominator of which is the number of days in the entire Straddle Period.

(f)          Post-Closing Tax Actions. Unless otherwise required by applicable law, without the prior written consent of SCI (not to be unreasonably withheld, conditioned or delayed), MTI and its affiliates shall not take any of the following actions with respect to Taxes or Tax Returns of SCI and its subsidiaries if such action could reasonably be expected to give rise to an increase of Indemnified Taxes: (i) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, or (ii) make an election under Section 338 of the Code.

6.3         Access to Information. MTI, on the one hand, and SCI, on the other, will afford the other party and the other party’s accountants, counsel and other representatives reasonable access to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel, as the other party may reasonably request. No information or knowledge obtained by a party in any investigation pursuant to this Section 6.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

6.4         No Solicitation. SCI covenants and agrees that, between the date of this Agreement and the earlier of (a) the Closing or (b) the termination of this Agreement, neither SCI nor any of its directors, officers, stockholders, affiliates, employees, agents, or representatives will (i) solicit, initiate, consider, respond to, encourage or accept, or take any action to facilitate the making of, any inquiries, proposals or offers from any individual or entity (other than MTI and Merger Sub) relating to, or that could reasonably be expected to lead to, any acquisition or purchase of all or any portion of the assets or equity interests of SCI, (ii) enter into any agreement, agreement in principle, letter of intent, or similar instrument, including any exclusivity agreement, with respect to, or approve or resolve to approve any proposal with respect to, or any agreement, agreement in principle, letter of intent, or similar instrument relating to, any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to SCI, or (iii) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other individual or entity any information with respect to, or otherwise cooperate in any way with, assist or participate in, or facilitate or encourage any effort or attempt by any other individual or entity to seek to do any of the foregoing. SCI immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any persons conducted heretofore with respect to any of the foregoing. SCI shall notify MTI promptly if any such proposal or offer, or any inquiry or other contact with any individual or entity with respect thereto, is made and shall, in any such notice to MTI, indicate in reasonable detail the identity of the individual or entity making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. SCI agrees not to, without the prior written consent of MTI, release any individual or entity from, or waive any provision of, any confidentiality or standstill agreement to which SCI is a party.

6.5         Public Disclosure. MTI and SCI shall consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement regarding the subject matter of this Agreement or the Merger, including, if applicable, the termination of this Agreement and the reasons therefor, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law, rule, regulation, or any listing requirements of a national securities exchange applicable to the party making such public disclosure, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement.

6.6         Reasonable Efforts; Notification.

(a)         Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all commercially reasonable efforts to accomplish the following: (i) causing the conditions precedent set forth in Article VIII to be satisfied, (ii) obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental authorities and making of all necessary registrations, declarations and filings (including registrations, declarations and filings with governmental authorities) and taking all steps that may be necessary to avoid any suit, claim, action, investigation or proceeding by any governmental authority, (iii) obtaining all necessary consents, approvals or waivers from third parties, (iv) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither MTI nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of MTI or any of its affiliates or SCI or any of its subsidiaries or the holding separate of the shares of SCI Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any limitation on the ability of MTI or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of SCI Common Stock (or shares of stock of the Surviving Corporation).

(b)         Each of SCI, MTI, and Merger Sub will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any governmental authority in connection with the Merger, (iii) any litigation relating to, involving or otherwise affecting SCI, MTI or their respective subsidiaries that relates to the consummation of the Merger. SCI shall give prompt notice to MTI of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of SCI to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. MTI shall give prompt notice to SCI of any representation or warranty made by MTI or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of MTI or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

6.7         Third Party Consents. As soon as practicable following the date hereof, MTI and SCI will each use all commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries’ respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

6.8         Takeover Statutes. If any anti-takeover, control share acquisition, fair price, moratorium or other similar statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of MTI and SCI and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

6.9         Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary for effecting completely the consummation of the Merger pursuant to this Agreement.

6.10       Termination of Certain Benefit Plans. Effective no later than the day immediately preceding the Closing Date, SCI shall terminate any and all Employee Benefit Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”)) unless MTI provides written notice to SCI that such plans shall not be terminated. Unless MTI provides such written notice to SCI, no later than five (5) Business Days prior to the Closing Date, SCI shall provide MTI with evidence that such Employee Benefit Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of SCI’s board of directors. The form and substance of such resolutions shall be subject to review and approval of MTI. SCI also shall take such other actions in furtherance of terminating such Employee Benefit Plan(s) as MTI may reasonably require.

6.11       Regulatory Matters. Through the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, SCI shall cooperate with MTI in the preparation of the proxy statement and any other materials, which shall be prepared by MTI’s transaction counsel, necessary to be filed with the SEC or any other governmental authority in connection with securing the MTI stockholder approvals set forth in Section 8.3(f) below. In this regard, SCI shall furnish to MTI all information concerning itself as may be necessary or advisable in connection with any such proxy statement or other filing, and in each such case, the information shall be accurate and complete in all material respects. SCI shall have the right to review and approve in advance (such approval not to be unreasonably withheld, conditioned, or delayed) all characterizations of the information relating to it that appear in any filing made in connection with the transactions contemplated hereby with the SEC or any other governmental authority. In addition, MTI shall give SCI reasonable time to review any such proxy statement or other filing to be filed by it prior to the time such filing is made, and shall consult the SCI with respect to the substance and status of such filings.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

7.1         Survival. The representations and warranties contained in Sections 3.1–3.6 (inclusive), 3.8, 3.12, 3.13, 3.15, 3.29, 4.1-4.6 (inclusive), and 4.9 of this Agreement shall survive the Closing for a period of three (3) years. All other representations and warranties contained in this Agreement shall survive the Closing for a period of one (1) year. The covenants and agreements contained in this Agreement shall survive the Closing indefinitely. Any investigation by or on behalf of MTI or Merger Sub and any knowledge gained by MTI or Merger Sub shall not affect the right of MTI or Merger Sub to rely on any representation or warranty made by SCI pursuant to this Agreement or the right of MTI or Merger Sub to indemnification under this Agreement. Provided that written notice of a claim for indemnification hereunder is given prior to the expiration of the applicable survival period, such claim for indemnification shall continue in effect until finally resolved in accordance with this Agreement.

7.2         Indemnification Provisions for Benefit of MTI and Merger Sub. The Effective Time Holders jointly and severally shall indemnify and hold harmless MTI, Merger Sub, and their respective affiliates, subsidiaries, directors, officers, stockholders, partners, managers, members, employees, agents, representatives, successors, and assigns (each an “Indemnified MTI Party”) from and against, and will pay to each Indemnified MTI Party the amount of, any and all losses, liabilities, claims, damages (including, without limitation, incidental and consequential damages), costs (including, without limitation, court costs), and expenses (including, without limitation, expenses of investigation and defense and reasonable attorneys' fees) (collectively, “Damages”) which any such Indemnified MTI Party incurs as a result of or in connection with (i) any inaccuracy in or breach of (or alleged inaccuracy in or breach of) any representation, warranty, covenant or agreement of SCI contained in this Agreement and/or the other Acquisition Documents, (ii) the operation or conduct of SCI’s business (or the business of any affiliate or predecessor in interest to SCI and/or Soluna US Parent) prior to the Effective Time, and/or (iii) any Pre-Closing Taxes.

7.3         Indemnification Provisions for Benefit of the Effective Time Holders. MTI shall indemnify and hold harmless the Effective Time Holders and their respective affiliates, subsidiaries, directors, officers, stockholders, partners, managers, members, employees, agents, representatives, successors, and assigns (each an “Indemnified SCI Party”) from and against, and will pay to each Indemnified SCI Party the amount of, any and all Damages which any such Indemnified SCI Party incurs as a result of or in connection with (i) any inaccuracy in or breach of (or alleged inaccuracy in or breach of) any representation, warranty, covenant or agreement of MTI or Merger Sub contained in this Agreement and/or the other Acquisition Documents, and/or (ii) the operation or conduct of the Surviving Corporation’s business after the Effective Time (excluding any actions or omissions of John Belizaire, Mohammed Larbi Loudiyi, Phillip Ng, and/or Dipul Patel as an employee or independent contractor of the Surviving Corporation).

7.4         Payment. The indemnified party shall be entitled to payment from the indemnifying party immediately upon (but in no event later than fifteen (15) days after) final determination of any claim for Damages for which indemnification is due, whether as a result of a settlement, judgment or other resolution of the claim. Any payment not made within such time period shall bear interest at the rate of twelve percent (12%) per annum, payable on demand, from the due date until the payment date, and the indemnified party shall also be entitled to payment of all collection costs (including reasonable attorneys’ fees and costs). All indemnification payments under this Article VII shall be deemed adjustments to the Merger Consideration. With respect to any Damages as to which MTI or Merger Sub is entitled to indemnification pursuant to this Article VII, MTI shall have the right to offset such Damages against MTI’s obligation to pay the Merger Consideration (with the applicable Merger Shares valued as of the date on which such payment of Damages is due).

7.5         Limitations on Liability.

(a)         In no event shall the maximum aggregate liability of the Effective Time Holders under this Article VII exceed to the total aggregate value of the Merger Consideration, except for liability for fraud, Pre-Closing Taxes, or SCI’s representations and warranties set forth in Sections 3.3, 3.5, 3.8 or 3.12 hereof.

(b)         In no event shall any party be liable for indirect, incidental, consequential, special or punitive damages, including but not limited to lost profits, cost of capital or loss of business reputation or opportunity, arising from any breach of this Agreement, regardless of any notice of such damages. Nothing set forth in this Section 7.5(b) is intended to limit or restrict the indemnification rights or obligation of either party with respect to Pre-Closing Taxes and/or third party claims.

ARTICLE VIII

CLOSING CONDITIONS

8.1         Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of MTI, Merger Sub, and SCI to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)         No Order. No governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(b)         No Restraints. There shall not be instituted or pending any action or proceeding by any governmental authority (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by MTI or any of its subsidiaries of all or any portion of the business of SCI or of MTI or any of its subsidiaries or to compel MTI or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of SCI or of MTI or any of its subsidiaries, (ii) seeking to impose or confirm limitations on the ability of MTI or any of its subsidiaries effectively to exercise full rights of ownership of the shares of SCI Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by MTI or any of its subsidiaries of any such shares.

(c)         Registration Rights Agreement. MTI and the Effective Time Holders shall have entered into a mutually acceptable registration rights agreement with respect to the Merger Shares.

(d)         MTI Investment Conversion Agreement. MTI and Soluna US Parent shall have entered into a mutually acceptable investment conversion agreement with respect to the shares of Soluna US Parent’s preferred stock held by MTI.

(e)          MTI Voting Agreement. MTI, Brookstone Partners Acquisition XXIV, LLC, and Soluna US Parent shall have entered into a mutually acceptable voting agreement with respect to the designation of certain directors of MTI.

8.2         Additional Conditions to Obligations of SCI. The obligation of SCI to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by SCI:

(a)         Representations and Warranties. Each representation and warranty of MTI and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date.

(b)         Covenants and Agreements. MTI and Merger Sub shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)         Compliance Certificate. A duly authorized officer of MTI shall have delivered to SCI a certificate certifying that the conditions specified in Section 8.2(a) and Section 8.2(b) above have been fulfilled.

(d)         Certificate of MTI and Merger Sub Secretary. SCI shall have received a certificate, validly executed by the Secretaries of MTI and Merger Sub, certifying as to the valid adoption of resolutions of MTI’s and Merger Sub’s board of directors and stockholders approving this Agreement and the Merger.

8.3         Additional Conditions to the Obligations of MTI and Merger Sub. The obligations of MTI and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by MTI:

(a)         Representations and Warranties. Each representation and warranty of SCI contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

(b)         Covenants and Agreements. SCI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)         Compliance Certificate. A duly authorized officer of SCI shall have delivered to MTI and Merger Sub a certificate certifying that the conditions specified in Section 8.3(a), Section 8.3(b), Section 8.3(l), and Section 8.3(m) hereof have been fulfilled.

(d)         Third Party Consents. All required approvals or consents of any governmental authority or third party in connection with the Merger and the consummation of the other transactions contemplated hereby shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, shall have expired). SCI shall have received all necessary consents, waivers and approvals of parties under any Material Contracts as are required in connection with the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time.

(e)         Employment Documents. Each of John Belizaire, Mohammed Larbi Loudiyi (through ML&K Contractor), Phillip Ng, and Dipul Patel shall have entered into an employment or service agreement and related proprietary rights agreement with EcoChain and equity grant agreements with MTI, all in form and substance acceptable to MTI and such individuals.

(f)          MTI Stockholder Approval. MTI’s stockholders shall have approved this Agreement, the Merger, and/or the issuance of the Merger Shares in accordance with and to the extent required by (i) MTI’s organizational documents, (ii) the rules of the Nasdaq Stock Market LLC, and (iii) applicable law. MTI’s stockholders shall also have approved this Agreement and the Merger by a vote of holders of at least a majority of the outstanding shares of MTI Common Stock that are not “interested stockholders,” as defined in Chapter 78 of Nevada Revised Statutes, of MTI or SCI or an affiliate of such an interested stockholder.

(g)         Resignation of SCI Directors. MTI shall have received a written resignation from each of the directors of SCI effective as of the Effective Time.

(h)         Certificate of SCI Secretary. MTI shall have received a certificate, validly executed by the Secretary of SCI, certifying as to (i) the terms and effectiveness of the certificate of incorporation and the bylaws of SCI and (ii) the valid adoption of resolutions of SCI’s board of directors and stockholders approving this Agreement and the Merger.

(i)          FIRPTA Certificate. MTI shall have received a customary FIRPTA certificate, validly executed by a duly authorized officer of SCI.

(j)          General Release. Each Effective Time Holder and each member of Soluna US Parent shall have executed and delivered to MTI a general release in form and substance acceptable to MTI.

(k)         Confirmatory Assignment. SCI shall have received a confirmatory assignment from each of John Belizaire, Mohammed Larbi Loudiyi, Phillip Ng, and Dipul Patel in form and substance acceptable to MTI.

(l)          Restructuring. As of immediately prior to the Effective Time, Soluna US Parent shall be the sole record and beneficial owner of 100% of SCI’s outstanding equity interests.

(m)        Termination of Agreements. All of SCI’s rights and obligations under the agreements listed on Schedule 8.3(m) hereto shall have been terminated or irrevocably assigned and delegated to Soluna US Parent (with no recourse against SCI).

(n)         Release of Liens. MTI shall have received from SCI a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to MTI, that are necessary or appropriate to evidence the release of all liens and security interests on SCI’s assets.

8.4         Frustration of Closing Conditions. Neither MTI nor SCI may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to use its commercially reasonable efforts to consummate and to make effective the transactions contemplated hereby, as required by and subject to Section 6.6(a).

ARTICLE IX

TERMINATION; AMENDMENT; WAIVER

9.1         Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the any required stockholder vote for the adoption and approval of this Agreement and the Merger has been obtained:

(a)         by mutual written consent of MTI and SCI;

(b)         by either SCI or MTI if the Merger shall not have been consummated by October 31, 2021 for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)         by either SCI or MTI if a governmental authority shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)         by SCI, upon a breach of any representation, warranty, covenant or agreement on the part of MTI set forth in this Agreement, or if any representation or warranty of MTI shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied, provided that if such inaccuracy in MTI’s representations and warranties or breach by MTI is curable by MTI, then SCI may not terminate this Agreement under this Section 9.1(d) for 30 days after delivery of written notice from SCI to MTI of such breach and intent to terminate, provided MTI continues to exercise commercially reasonable efforts to cure such breach (it being understood that SCI may not terminate this Agreement pursuant to this Section 9.1(d) if such breach by MTI is cured during such 30-day period, or if SCI shall have materially breached this Agreement); or

(e)         by MTI, upon a breach of any representation, warranty, covenant or agreement on the part of SCI set forth in this Agreement, or if any representation or warranty of SCI shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied, provided that if such inaccuracy in SCI’s representations and warranties or breach by SCI is curable by SCI, then MTI may not terminate this Agreement under this Section 9.1(e) for 30 days after delivery of written notice from MTI to SCI of such breach, and intent to terminate, provided SCI continues to exercise commercially reasonable efforts to cure such breach (it being understood that MTI may not terminate this Agreement pursuant to this Section 9.1(e) if such breach by SCI is cured during such 30-day period, or if MTI shall have materially breached this Agreement).

9.2         Notice of Termination; Effect of Termination. Any proper termination of this Agreement under Section 9.1 will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and all further obligations of the parties shall terminate without further liability of either party, except (i) as set forth in this Section 9.2, Section 9.3 and Article X, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

9.3         Fees and Expenses.

(a)         Subject to the provisions of Section 9.3(b) below, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b)         In the event that this Agreement is terminated by SCI or MTI, as applicable, pursuant to Sections 9.1(d) or 9.1(e), respectively, then the terminating party shall be entitled to reimbursement from the breaching party of its reasonable fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby (including, without limitation, each party’s due diligence investigation of the other party).

(c)         Each of MTI and SCI acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither MTI nor SCI would enter into this Agreement. Accordingly, if MTI or SCI fails to pay in a timely manner amounts due pursuant to Section 9.3(b), and, in order to obtain such payment, MTI or SCI makes a claim for such amounts that results in a judgment against the other for the amounts described in Section 9.3(b), the judgment debtor shall pay to judgment creditor its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts described in Section 9.3(b) (at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made) from such date until the payment of such amount (together with such accrued interest). Payment of the fees described in Section 9.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

9.4         Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of MTI, Merger Sub, and SCI.

9.5         Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and/or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X

GENERAL PROVISIONS

10.1       Entire Agreement; Third Party Beneficiaries. This Agreement and the other Acquisition Documents contain the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior discussions, understandings, and agreements (whether oral or written) between them with respect thereto. All schedules and exhibits identified in this Agreement are incorporated herein by reference and made a part hereof. Nothing in this Agreement shall confer any rights, remedies, or claims upon any person not a party or a permitted assignee of a party to this Agreement.

10.2       Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its conflicts of laws provisions. Any action, suit, or proceeding arising out of or relating to this Agreement shall be brought only in the courts of the State of Delaware or of the United States District Court for the District of Delaware (if a basis for federal jurisdiction exists), and each of MTI, Merger Sub, and SCI irrevocably consents to the non-exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware (if a basis for federal jurisdiction exists).

10.3       Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party (by operation of law or otherwise) without the prior written consent of the other parties hereto.

10.4       Severability. If any provision (or any part of any provision) contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, then such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had never been contained herein, but only to the extent such provision (or part thereof) is invalid, illegal, or unenforceable.

10.5       Notices. Any notice required or permitted by this Agreement shall be in writing and shall be made by hand delivery (with written confirmation of receipt), by facsimile or email, by nationally recognized overnight delivery service (charges prepaid), or by certified mail (return receipt requested, postage prepaid), addressed to the applicable party at such party’s address on the signature page hereto (or at such different address as may be designated by such party by written notice to the other party as provided herein). Notice shall be considered given as of the earliest of the date of actual receipt, the date of hand delivery, upon confirmation of good transmission if sent by facsimile or email, one calendar day after delivery to an overnight delivery service, or three calendar days after the date of mailing.

10.6       Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ALL RIGHTS TO TRIAL BY JURY OF ANY CLAIMS OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES HERETO ACKNOWLEDGE THAT THIS IS A WAIVER OF A LEGAL RIGHT AND REPRESENT TO EACH OTHER THAT THESE WAIVERS ARE MADE KNOWINGLY AND VOLUNTARILY AFTER CONSULTATION WITH COUNSEL OF THEIR CHOICE. EACH OF THE PARTIES HERETO AGREES THAT ALL SUCH CLAIMS SHALL BE TRIED BEFORE A JUDGE OF A COURT HAVING JURISDICTION WITHOUT A JURY.

10.7       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and may be delivered via facsimile or electronic transmission.

[Signature Page Follows]

IN WITNESS WHEREOF, MTI, Merger Sub, and SCI have executed this Agreement as of the date first written above.

MTI:

Mechanical Technology, Incorporated

By:
Michael Toporek, Chief Executive Officer

Address:

325 Washington Avenue Extension
Albany, New York 12205

Merger Sub:

SCI Merger Sub, Inc.

By:
Michael Toporek, Chief Executive Officer

Address:

325 Washington Avenue Extension
Albany, New York 12205

SCI:

Soluna Computing, Inc.

By:
John Belizaire, Chief Executive Officer

Address:

232 Madison Avenue, Suite 600
New York, New York 10016